CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 27, 2018, relating to the financial statements and financial highlights of American Customer Satisfaction Core Alpha ETF, Brand Value ETF, and Reverse Cap Weighted U.S. Large Cap ETF, each a series of ETF Series Solutions, for the period ended September 30, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
January 28, 2019